Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

Rock Creek Pharmaceuticals, Inc., a Delaware corporation (hereinafter "Employer" or “Company”), and Christopher C. Chapman, MD, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as "Employee"), agree to and intend to be legally bound by the following:

1. Last Day of Employment.

a. Employee has elected to voluntarily resign his employment and all offices and directorships he holds with the Employer. Employee's last day of employment with Employer will be June 30, 2105, provided that during the period after the date of this Agreement and continuing through and including June 30, 2015 (the “Transition Period”), Employee shall be relieved of his general day-to-day duties, and his employment duties during the Transition Period will be limited to being available to the Employer for telephone and email consultations regarding transition matters at the request of Employer. The telephone and email consultations during the Transition Period shall be requested by the Company upon reasonable advance notice and in a manner so as not to unreasonably interfere with other commitments of Employee.

b. Employee and Employer agree that the Employment Agreement, dated December 27, 2013, between Employer (f/k/a Star Scientific, Inc.) and Employee (the “Employment Agreement”) shall be terminated effective as of the date of this Agreement, and neither the Employer nor the Employee shall have any further rights or obligations thereunder other than as specifically set forth in this Separation Agreement and General Release (this “Agreement”). In addition to the amounts specified in Paragraph 2 below, Employer will pay Employee, at the base salary rate of $300,000 per year, for all work performed through Employee’s last day of employment, less any lawful deductions, all in accordance with its normal payroll practices, or sooner if required by law, and Employer will continue to be entitled to his current medical benefits and life insurance coverage through the last day of employment.

c. Employee hereby resigns, effective as of the date of this Agreement, from all officer and director positions held by him with the Employer and its subsidiaries and affiliates, including without limitation from the offices of President and Director of the Employer. Employer acknowledges and agrees that the separation of Employer is a voluntary separation and is not a termination for “Cause” under the terms of the Employment Agreement.

2. Consideration. In consideration for signing this Separation Agreement and General Release (this "Agreement") and in consideration of Employee's adherence to the promises made herein, Employer agrees that:

a. Commencing on July 1, 2015, Employer will pay Employee severance in an amount equivalent to $25,000 per month payable for three (3) months through and including September 30, 2015. All such payments to Employee shall be made in accordance with the Employer’s regular payroll schedule and be subject to all legally required withholdings and taxes. However, no such payments shall be made to Employee any sooner than eight (8) days following his execution of the Employee Reaffirmation set forth on the last page of this Agreement (which Employee Reaffirmation shall be executed and delivered to the Company no earlier than July 1, 2015).

b. On or before the end of the tenth (10th) trading day after the date of this Agreement, Employee shall be issued shares of the Company’s common stock, par value $.0001 per share, in satisfaction of an aggregate of $51,346.11 in base salary that was previously accrued but not paid to Employee (“Unpaid Salary”). The number of shares that will be issued to Employee will equal the amount of Unpaid Salary divided by the closing price of the Company’s common stock on the Nasdaq Capital Market on the trading day immediately preceding the date of issuance (with any fractional shares being rounded up to the next whole share).

c. All benefits and accruals will cease as of June 30, 2015. Effective July 1, 2015, Employee shall be eligible to continue his group medical insurance benefits under the terms and conditions of the federal law commonly known as “COBRA.”

3. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the benefits specified in Paragraphs 2(a) through (c) above, except for Employee's execution of this Agreement and the fulfillment of the promises contained herein.

4. General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Employer, its parent, affiliates, subsidiaries, divisions, predecessor companies, their successors and assigns, their affiliated and predecessor companies and the current and former employees, attorneys, shareholders, members, officers, directors, managers and agents thereof and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Employer (collectively referred to throughout the remainder of this Agreement as "Releasees"), of and from any and all claims, demands, liabilities, obligations, promises, controversies, damages, rights, actions and causes of action, known and unknown, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including without limitation any allegations of breach of contract or unlawful discrimination, as well as any alleged violation of or claims relating to or arising under:

Title VII of the Civil Rights Act of 1964, as amended;

The Civil Rights Act of 1991;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The Employee Retirement Income Security Act of 1974, as amended;

The Americans with Disabilities Act of 1990, as amended;

2

The Age Discrimination in Employment Act;

The Occupational Safety and Health Act, as amended;

The Consolidated Omnibus Budget Reconciliation Act of 1985;

The Virginia Human Rights Act;

Any other federal, state or local civil or human rights law or any other federal, local, or state cause of action alleging violation of public policy, contract, tort, or common law; or

Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters (all of the above collectively referred to as "Claims").

This release is intended to be a general release, and excludes only those claims under any statute or common law that Employee is legally barred from releasing. Employee is advised to seek independent legal counsel if Employee needs clarification on the scope of this release.

The release in this Paragraph 4 is intended to be a general release, and excludes only those claims under any statute or common law that Employee is legally barred from releasing.

Nothing in this Agreement is intended to or shall prevent Employee from: a) filing a charge of discrimination with the U.S. Equal Employment Opportunity Commission or any federal, state, or local government agency and/or cooperating with any such agency in any investigation or b) to challenge the knowing and voluntary nature of the waivers and releases contained in this Agreement. Employee, however, explicitly waives any right to file a personal lawsuit, and similarly waives any right to receive monetary damages that the agency may recover against Releasees, without regard as to who brought any said complaint or charge.

5. Affirmations. Employee represents and agrees by signing below that Employee has no known workplace injuries or occupational diseases and that Employee has not filed, nor has Employee caused to be filed, nor is Employee presently a party to any claim, complaint, or action against Releasees in any forum or form. Other than the consideration set forth in Paragraphs 2(a) through (c), Employee affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or commissions to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses and/or commissions are due to Employee. Furthermore, Employee acknowledges that while employed with Employer and as of the date of this Agreement, Employee knows no fact, evidence, or information that would lead Employee to allege a violation of any rule, law or regulation against Employer, its affiliates, related companies, or any employees other person or entity, or any of them.

6. Survival of Provisions of Employment Agreement. Notwithstanding anything to the contrary set forth in this Agreement, Section 5 (Restriction on Competition) and Section 6 (Confidential Information) of the Employment Agreement shall survive the termination of the Employment Agreement and shall hereafter remain in full force and effect. However, the Company agrees that, for purposes of Section 5 of the Employment Agreement, developing, marketing, commercializing, or selling a pharmaceutical product shall not be deemed to be “competitive” with the business of the Company or its affiliates unless such activity involves Anatabine or a substantially similar molecule in some manner or unless it involves intellectual property or proprietary information owned or licensed by the Company or its affiliates.

3

7. Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of law. Employee hereby irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Middle District of Florida or the Courts of the State of Florida located within Hillsborough County and Sarasota County, Florida in any action or proceeding arising out of, or relating to, this Agreement (whether such action arises under contract, tort, equity or otherwise.) Employee hereby irrevocably waives any objection which Employee now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in said courts. Jurisdiction and venue of all such causes of action shall be exclusively vested in the United States District Court for the Middle District of Florida or the Courts of the State of Florida located within Hillsborough County and Sarasota County, Florida. Employee irrevocably waives Employee's right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, or similar state or federal statutes.

8. Return of Employer Property. Employee agrees that as a condition for receiving any of the benefits described in Paragraph 2 above, he will return, by the last day of the Transition Period, any and all of Employer's property currently in Employee's possession including any documents, reports, manuals, keys, credit cards, security cards and passwords, and any other company documents or property whether stored electronically or otherwise. Employee agrees that he shall not keep copies of any company documents or information.

9. Stock Options. The parties acknowledge and agree that (i) nothing set forth in this Agreement will affect the vested stock options previously granted to Employee under Section 2.3(a)(i) of the Employment Agreement, which options currently represent the right to purchase 20,000 shares of Company common stock (after giving effect to the Company’s reverse stock split in April 2015) and which options shall continue to be exercisable through the expiration date thereof in accordance with the terms of the applicable stock option agreement and the Company’s 2008 Incentive Award Plan, as amended, (ii) the stock options previously granted pursuant to Section 2.3(a)(ii) of the Employment Agreement have not vested and are hereby terminated, and (iii) nothing set forth in this Agreement will affect the vested stock options previously granted to Employee on various dates beginning on September 22, 2005 and continuing through and including September 22, 2013, by reason of Employee’s service as a director of the Company, such options representing the right to purchase an aggregate of 23,000 shares (after giving effect to the Company’s April 2015 reverse stock split), which options shall continue to be exercisable in accordance with the terms of the applicable award agreement and applicable stock incentive plan.

10. Release of Employee. Employer hereby knowingly and voluntarily releases and forever discharges Employee from any and all claims and causes of action of which the Employer has knowledge as of the date that the Employer signs this Agreement. Employer will not be deemed to have knowledge of a claim or cause of action for purposes of the preceding sentence unless one or more Specified Persons (as defined below) has actual conscious knowledge, as of the date on which the Employer executes this Agreement, of specific facts or circumstances which the Specified Person knows or should reasonably know gives rise to a legal claim or cause of action against Employee. For purposes hereof, the term “Specified Person” means the following directors and/or senior executive officers of the Company: Michael A. Mullan, Lee M. Canaan, Scott Sensenbrenner, Suni Chundru, Ted Jenkins, and Benjamin M. Dent.

4

11. Consulting Services. Employee agrees that, during the period beginning on July 1, 2015 and continuing through and including December 31, 2015 (the “Consulting Term”), Employee shall, at the request of the Company, provide consulting services to Company and its subsidiaries on an as-needed and as-requested basis, with such consulting services to consist of answering questions and otherwise assisting the Company with transition, regulatory, and drug development matters, as well as other corporate matters with which Employee is familiar by reason of him having served as President of the Company. Such consulting services shall be provided only by email or telephone and upon reasonable advance notice so as not to interfere with Employee’s prior commitments or plans, and the consulting services will not exceed five (5) hours per calendar month unless Employee agrees otherwise. Company will not be obligated to utilize or request the consulting services. If any consulting services are provided, Company will pay Employee a consulting fee equal to $300 for each half day of services provided. The consulting services will be rendered as an independent contractor and not as an employee of the Company.

12. Severability. If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

13. Mutual Non-Disparagement.

a. Except as otherwise required by law or compelled by a court of competent jurisdiction, Employee will not, directly or indirectly, make any statements, engage in any conduct, or create, author, issue, publish or disseminate any communication (including, without limitation, to Company’s stockholders, vendors, customers, partners, directors, officers, employees, or other third parties) that could be constructed by a reasonable person to be derogatory, disparaging, embarrassing, or negative as to Company or any of its officers, directors, or employees or that to any extent damages or interferes with the business and affairs of Company or any of its officers or directors, or impairs the good will, business reputation or good name of any of them.  This prohibition shall apply to all communication or conduct of any type, whether oral or written, without regard to the particular medium or media in which such communication or conduct occurs.  Employee acknowledges that he has no authority to speak for or act as a representative of Company or any of its Affiliates.

5

b. Except as otherwise required by law or compelled by a court of competent jurisdiction, Company will not directly or indirectly make any statements, engage in any conduct, or create, author, issue, publish or disseminate any communication that could be constructed by a reasonable person to be derogatory, disparaging, embarrassing, or negative as to Employee which impairs his business reputation or good name.  This prohibition shall apply to all communication or conduct of any type, whether oral or written, without regard to the particular medium or media in which such communication or conduct occurs.  The Company shall have no liability under this paragraph for internal discussions among its directors, officers, or employees made in good faith, nor will the Company have any liability under this paragraph for statements made in good faith that are reasonably necessary or helpful for the defense or prosecution of any legal dispute or otherwise made in good faith in connection with any regulatory matter or inquiry.

14. Non-admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Employer, or evidence of any liability or unlawful conduct of any kind. Employer acknowledges that Employee’s separation from the Company is not a termination for “Cause” within the meaning of the Employment Agreement.

15. Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

16. Entire Agreement. No prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement which represents the entire agreement of the parties with respect to the subject matter hereof.

17. Signatures. This Agreement may be executed in counterparts, any such copy of which to be deemed an original, but all of which together shall constitute the same instrument.

18. Assignment. Employer and Releasees have the right to assign this Agreement, but Employee does not. This Agreement inures to the benefit of the successors and assigns of the Employer, who are intended third party beneficiaries of this Agreement.

19. Notice to Employee. Employee is been advised to consult with an attorney prior to executing this Agreement; that he in fact has consulted with his attorney Drew Clayton, Esq. regarding this Agreement; that he may, before executing this Agreement, consider this Agreement for a period of 21 calendar days; and that the consideration he receives for this Agreement is in addition to amounts to which he was already entitled. Employee agrees that any modifications, material or otherwise made to this Agreement shall not restart or affect the twenty-one day consideration period. It is further understood that this Agreement is not effective until seven calendar days after the execution of this Agreement and that the Executive may revoke this Agreement within seven calendar days from the date of execution hereof by submitting written notice of his intent to revoke and delivering it to the outside counsel of the Company (Curt Creely at Foley & Lardner LLP) on or before the seventh day following execution.

6

EMPLOYEE FREELY AND KNOWINGLY ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL RELEASABLE CLAIMS, INCLUDING CLAIMS OF AGE DISCRIMINATION THAT EMPLOYEE HAS OR MIGHT HAVE AGAINST EMPLOYER.

[rest of page intentionally left blank]

7

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the dates set forth below, with the date of this Agreement to be deemed the latest date executed by a party hereto.

ROCK CREEK PHARMACEUTICALS, INC.		EMPLOYEE

By:	/s/ Michael J. Mullan	/s/ Christopher C. Chapman
	Michael J. Mullan, Chief Executive Officer	Christopher C. Chapman, MD, individually

Date: June 9, 2015		Date: June 9, 2015

8

EMPLOYEE REAFFIRMATION

In consideration for the payment of the amounts set forth in Paragraph 2 of the Separation Agreement and General Release, dated June 9, 2015, between Rock Creek Pharmaceuticals, Inc. and Christopher C. Chapman, MD and (the “Agreement”), minus all legally required withholding, I, Christopher C. Chapman do reaffirm and acknowledge that I remain bound by all of the terms of the Agreement, including all of the releases and waivers contained therein, which releases and waivers shall also be deemed to be made as of the date hereof.

EMPLOYEE

Christopher C. Chapman, MD

Date: July ____, 2015

9